EXHIBIT 10.24

AMENDMENT NO. 1
TO
THOMAS G. HUDSON
EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) is effective as of September 8, 2006, and is by and between Capital Growth Systems, Inc., a Florida corporation (the “Company”), and Thomas G. Hudson, a resident of Minnesota (the “Executive”). All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of June 28, 2006 (the “Employment Agreement”), pursuant to which the Company employs the Executive;

WHEREAS, pursuant to the terms of the Employment Agreement Executive received a Stock Option Agreement (“Option Agreement”) and a Performance Stock Option Agreement (“Performance Option Agreement”);

WHEREAS, since becoming the CEO of the Company, Executive has made significant and valuable contributions to the Company;

WHEREAS, the Company, in seeking to offer a more attractive compensation package to potential new executives, desires to have Executive surrender certain of his previously-granted Performance Options to reduce the potential dilution related to the granting of options to potential new executives;

WHEREAS, in recognition Executive’s contributions, the Company desires to grant Executive an additional Stock Option;

WHEREAS, the Company and Executive wish to clarify Section 4(b)(v)(2) of the Employment Agreement governing the vesting of Performance Options to ensure such section is consistent with the parties’ understanding regarding the vesting of Performance Options; and

WHEREAS, the Company and Executive wish to amend Section 6(g) of the Employment Agreement regarding vesting of options in the event of a Change in Control.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.  Grant of Additional Stock Options.

(a)  Grant of Option/Price. The Company agrees to grant Executive options on the date of this Amendment to acquire 303,007 shares of the Company’s common stock for a strike price equal to $0.70 per share (as equitably adjusted for reverse splits, forward splits and recapitalizations) (the “Employee Options”). The Employee Options shall be governed by an option agreement between Executive and the Company, in substantially the form attached hereto (the “Option Agreement”).

(b)  Vesting. In accordance with the Option Agreement (i) 25% of the Employee Options shall vest immediately upon execution of this Amendment, and (ii) 25% shall thereafter vest on the yearly anniversary of this Amendment over the next three (3) years, commencing on September 8, 2007, with 100% vested on September 8, 2009, subject to the terms hereof and the Option Agreement.

2.  Cancellation of Portion of Previously Granted Performance Options. The Company and Executive agree that 1,993,985 of the Performance Options granted to Executive on June 28, 2006 pursuant to Section 4(b)(v) of the Employment Agreement shall be cancelled. Executive shall return his original Performance Option Agreement for 2,993,985 shares of common stock and said option agreement shall be cancelled and Executive shall be reissued a new Performance Option Agreement to purchase 1,000,000 shares of Company common stock.

3.  Clarification of Employment Agreement Regarding Vesting of Performance Options. In order to clarify Section 4(b)(v)(2) of the Employment Agreement governing the vesting of Performance Options, Section 4(b)(v)(2) of the Employment Agreement is hereby revised in its entirety to read as follows:

“(2) Vesting. In accordance with the Performance Option Agreement, the Performance Options shall vest on the following basis. Upon realization by the Company of an incremental $20 million of third party service and/or maintenance revenue from new or existing customers with the calculation commencing one day prior to the Effective Date, with gross margins in excess of 30%, pursuant to an agreement of one year or more, Executive shall vest, incrementally, in 50% of the option shares of the total number of share in the Performance Options. The Executive shall vest in the remaining shares in the Performance Options upon realization by the Company of a second $20 million of third party service and/or maintenance revenue from new customers, with gross margins in excess of 30%.”

4.  Amendment of Employment Agreement Regarding Change in Control Vesting. Section 6(g) of the Employment Agreement is hereby revised in its entirety to read as follows:

“(g) Change in Control. In addition to the vesting of Executive’s options provided elsewhere in this Agreement, Executive’s unvested options shall become vested as follows:

  (i)  Employee Options. With regard to Employee Options granted to Executive pursuant to Section 4(b)(iv) of the Employment Agreement dated June 28, 2006 and the additional options granted to Executive pursuant to paragraph 1 of Amendment No. 1 to Employment Agreement, 100% of such options shall vest immediately prior to the completion of a Change in Control, unless, at the time of completion of such Change in Control transaction, the unvested options are substituted or continued by the acquirer, regardless of whether Executive’s employment is terminated.

  (ii) Performance Options. With regard to Performance Options granted under Section 4(b)(v) of the Employment Agreement dated June 28, 2006, as modified by paragraph 2 of Amendment No. 1 to Employment Agreement, such options shall vest as follows: (A) 50% shall vest immediately if at anytime after the occurrence of a Change in Control or the announcement of a Change in Control the price per share of the Company’s common stock equals or exceeds $1.80, and (B) 100% shall vest immediately if at anytime after the occurrence of a Change in Control or the announcement of a Change in Control the price per share of the Company’s common stock equals or exceeds $2.35. Upon the completion of a Change in Control, any such Performance Options that remain unvested after the application of provisions (A) and (B) of this Section shall expire.”

5.  Construction; Severability. The provisions of this Amendment shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Amendment and the remaining provisions carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Amendment.

6.  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Amendment.

7.  Continuation. Except as amended hereby, the Employment Agreement shall remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment.

COMPANY:		EXECUTIVE:

Capital Growth Systems, Inc.
/s/ Thomas G. Hudson
Thomas G. Hudson
By:	/s/ Douglas Stukel
Executive Vice President